SHARE SALE-PURCHASE CONTRACT

                              FOR THE SHARES OWNED
                   BY THE STATE OWNERSHIP FUND IN THE COMPANY
                             ROMAERO S.A. Bucuresti

                           No. 49 of January 29, 1999


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                          SHARE SALE PURCHASE CONTRACT

                           No. 49 of January 29, 1999

Between,

The STATE OWNERSHIP FUND, hereinafter named SOF, with headquarters in 6 Stravopoleos Street, sector 3, Bucuresti, ROMANIA, legally represented by Mr. Alin GIURGIU, as Seller

and

The Company BRITTEN NORMAN LIMITED, hereinafter named Britten Norman, with headquarters in Bembridge, Isle of Wight, UNITED KINGDOM, registered under the no. 1374061, legally represented by Mr. Anil K. MAHAN, as Buyer, the present Share Sale-Purchase Contract, hereinafter named Contract, has been concluded, with the observance of the legislation in force applicable to the privatization of the state owned companies.

CHAPTER 1 PREAMBLE

1-1 ROMAERO SA. Bucuresti Company is a joint stock company, registered in Romania at the Register of Commerce under the number J40/3940/1991, with the headquarters in Bucuresti, 44 Ficusului Street, sector 1, Postal Code 71544, hereinafter named Company.

1.2 The Company has a registered share capital amounting of thousands ROL 156,153,725 constituted by 6,246,149 shares of nominal value ROL 25,000 each.

1.3     The Company doesn't have any branch and/or subsidiary.

        Owing to the fact that ROMAERO S.A., is operating in the defence sector, the share numbered 6,246,149 is not object of the present Contract and will be preserved as Control Nominative Share (Golden Share), in view to protect the defence industry according to the Law no. 78/1995 concerning the personnel and patrimony protection in defence production sector.

CHAPTER 2 OBJECT OF THE CONTRACT

        The Seller sells and the Buyer buys, free of any encumbrances, a number of 4,553,442 shares, having the nominal value of ROL 25,000 each, for a total value of thousands ROL 113,836,050, representing 72.90% of the subscribed share capital of the Company under the conditions presented in this Contract.

        The sold shares are numbered from 1,692,707 to 6,246,148 inclusively.

CHAPTER 3 THE SHARES PROPERTY TRANSFER

        The property over the sold shares is transferred from the Seller to the Buyer with all the rights and obligations provided to shareholders under Romanian law and under the present Contract, on the date of the purchase price payment in the conditions contemplated by Chapter 4.


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CHAPTER 4 THE PRICE

        The price agreed upon by the Parties is USD 4.6119 for each sold share, totaling USD 21,000,000.

CHAPTER 5 PAYMENT TERMS

        The Buyer commits himself to pay the price established at Chapter 4 as follows:

5.1 The price, amounting to USD 21,000,000, will be paid by the Buyer within 90 days from the Contract signing day, in the Seller's account stipulated at Chapter 6, respectively up to date April 29, 1999.

        The bank guarantee letter in original will be returned to the Buyer immediately after the Seller has the confirmation of the payment of the Price stipulated by Chapter 4.

5-2 The Buyer agrees to undertake the banking costs and fees due to cashing the price by the Seller, stipulated at Chapter 4.

5.3 In case of non-observance of the payment term as settled at the Article 5.1, the Buyer has to pay to the Seller a penalty of 0.3% for each day of delay, calculated for the unpaid amount of the purchasing price.

5.4 The present Contract will become null and void, without any notification, if the Buyer does not fully paid the price stipulated by
        Article 5.1, up to the date May 29, 1999 (maturity date plus 30 days with penalties).

5.5 The Buyer agrees that the Seller will execute the Bank Guarantee Letter if the Contract is annulled under the Article 5.4

CHAPTER 6 BANK ACCOUNTS

        All payments for the current Contract will be made into and out of the following accounts:

        For the Seller in USD account no. 251121710001 opened with EXIMBANK, Bucharest Subsidiary.

        For the Buyer. account no. 85417733 opened with BARCLAYS BANK PLC and account no. 47732492 opened with BANCA AGRICOLA SCMB.

CHAPTER 7 SELLER'S REPRESENTATIONS AND WARRANTIES

7.1     Signing and authorisation

        The Seller declares and guarantees that he is duly authorized and legally competent to enter into this Contract and to fulfil all obligations hereunder.

7.2.    In accordance with the statement of the Company's management (Annex no.
        1):

7.2.1 The Seller declares and guarantees that the Company was established and is operating according to the law in force and, at the signing date of the present Contract, it is not bankrupt.

7.2.2 The Seller declares that on the signing date of the present Contract there are no liabilities to pay or legal actions against the Company under applicable environmental law


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7.3     Legal status of the Company on the signing date of the Contract

        In accordance with the statement of the Company's management (Annex no.
        1), the Company has all the necessary licenses and authorizations to operate its current business activities, in accordance with the object of activity indicated in its Statute except for the environmental permit.

7.4.    Financial statement of the Company on the signing date of the Contract

        In accordance with the statement of the Company's management (Annex no. 1):

7.4.1 Financial reports were drafted accurately and correctly according to the applicable Romanian legislation, were approved by the shareholders in the Shareholder General Assembly, were certified by D.G.F.P.C.F.S. and contain the complete financial statement of the Company, on the date on which were issued.

        The Patrimony Status and financial results of the Company on 30.10.1998 are presented in Annex no. 5.

        The list of the Company's Commercial Contracts over 20,000 USD worth is presented in Annex no. 6.

        There were no substantial modifications of the Company's financial status in the period between 30.10.1998 and the Contract signing date.

7.4.2 All accounting documents and the other supporting documents are at the Company's headquarters and are preserved in accordance with Romanian legislation and practice.


7.5     Shares

        The Seller, as sole legal owner of the shares object of the present Contract, guarantees to the Buyer that there are no rights of third parties over these shares.

7.6     Land

        The Seller certifies that the Company has the following Certificates attesting the property rights over the land:

         Series M03/no. 3131/11.09.1996 for the surface of      355,073.82 sqm,
         Series M03/no. 3045/15.08.1996 for the surface of        4,538.60 sqm,
         Series M03/no. 3044/15.08.1996 for the surface of          551.13 sqm,
         Series M03/no. 3043/16.08.1996 for the surface of        4,184.41 sqm,
            issued by the Ministry of Industry (Annex no. 2).

7.7 The Buyer guarantees that all the existent information, documents and contracts that he knew about on the date of the present Contract and that the Buyer should have been notified of, were brought to Buyer's knowledge.

7.8 The Seller guarantees that the minimum accepted environment objectives that must be accomplished by the Buyer are those listed and estimated in Annex no. 7, established in accordance with Romanian legislation in force.


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CHAPTER 8 BUYER'S REPRESENTATIONS AND WARRANTIES

8.1 The Buyer has full authority and competence to sign the present Contract, to fulfil its obligations that arise from this Contract and in accordance with its terms.

8.2 The person who signs the present Contract on behalf of the Buyer is legally authorised to do so.

8.3 The Buyer commits himself to pay the purchase price in respect with the terms stipulated by Chapter 5.

8.4 The Buyer, as shareholder of the Company, commits himself not to approve in the General Shareholders Assembly the modification, within a 4 years period, of the main object of activity of the Company, as declared in its Statute

8.5 The Buyer, as majority shareholder of the Company, commits himself to take all due actions in order for the Company to observe the rights and obligations existing at the time of the transfer of property right over the shares under the Chapter 3 of this Contract with respect to:

        (a) The collective bargaining Contract and/or other existent covenants or agreements between the trade union and the owners of the Company (Annex no. 3).

        (b)     Individual labor contracts (Annex no. 3).

        (c) Legislation regarding working condition, salaries, employment or lay-off, indemnification in case of massive lay-off and severance payments.

8.6 The Buyer also commits himself to take all due action in order for the Company to apply the Romanian legislation in force regarding social protection,

8.7.    The Buyer, as shareholder of the Company commits himself to ensure:

        (a) The approval, on the occasion of the debate and approval of the Balance Sheet for the privatisation year by the Shareholders General Assembly, of the fees for the SOF representative that are owed until the date of the Company privatisation, as stipulated by the representation Contract.

        (b) Payment by the Company of the amounts stipulated at letter (a). Upon the Buyer's request, the Setter will provide the legal frame and the methodological norms regarding the fee calculation mentioned at letter (a).

        (c)     Payment of the Company's debts to SOF:

                        - dividends and penalties for payment delay due to SOF for years 1993 (ROL 31,610,400), 1994 (ROL
                                4,435,059), 1995 (ROL 746,805) and 1996 (ROL
                                4,494,080);

                        - credits for restructuring according to Convention no. 730/03.11.1995 (ROL
                                1,000,000,000) and Convention no. 658/17.01.1995
                                (ROL 288,000,000).

8.8 The Buyer, as shareholder of the Company, commits himself not to decide. to voluntarily dissolute and liquidate the Company within a 3 (three) years period.

8.9 The Buyer undertakes to have the Company accomplish all the minimum accepted environment objectives established by the Environment Protection Agency (Annex no. 7).

        The cost of these minimum accepted environment objectives is estimated to amount to USD 1.5 million.


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8.10    Investments / Capital Contribution

8.10.1  Buyer's commitment

        The Buyer commits himself to invest in the Company, from own or attracted sources, on his behalf, over a 4-year period, starting with the date of his registration as shareholder at the Registry of Commerce, an investment / capital contribution amounting to 59,500,000 USD, according to Annex no. 4.

8.10.2  Investment / Capital Contribution Accomplishment

        The investment / capital contribution is considered integrally accomplished on the date of registration in the Registry of Commerce Office of the Company's capital increase with the Buyer's subscribed and integrally paid in capital.

8.10.3. Guarantee of Investments / Capital Contribution Accomplishment

        (a) To guarantee the full accomplishment of the investments, the Buyer will pledge 20% of the purchased shares, respectively a number of 910,689 shares numbered from 5,335,460 to 6,246,148 inclusively.

        (b) The share pledge will be registered in the Shareholders Romanian Register or in another independent register.

        (c) The Buyer commits himself to allow the Seller to verify at any time the existence of the registration of the share pledge.

        (d) In case at the end of the investment period the Buyer did not observe the obligations provided by Articles 8.10.1 and 8.10.2, the Seller will grant by notification a 6-month grace period, having the right to execute the pledge over the shares at the end of the aforesaid period.

        (e) The pledge will be removed from the shares within 30 days from the date of integral accomplishment of the investment / capital contribution of the Buyer according to the conditions provided by Article 8.10.1 and Article 8.10.2 of the present Contract.

8.11 The Buyer as majority shareholder commits himself to observe all the Romanian laws and legal regulations concerning the protection of the defence production.

        In view to accomplish these obligations, the Buyer as majority shareholder will convene an Extraordinary Shareholders General Assembly within 60 days from the price payment date, in order to include the following provisions in the Company's Statute:

        (a)     Appointment in the Company's Board of a State representative.

        (b) Company's Board and General Shareholder Assembly cannot make decisions if the State representative opposes to those decisions that might infringe upon the national interest regarding:

                - the pledge, mortgage, sale or transfer in any way of the Company's assets used for the defence production, as they were identified in the inventory set up according to the Law no.78/1995 and approved by the Co-ordination Committee for Defence Production;

                -       voluntary dissolution and liquidation of the Company;

                -       the merge by absorption.


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        (c)     Adding to the Company's Board attributions the following:

                - assurance of the integrity, functioning and necessary level for the common capacities of both economic and military products;

                - full accomplishment of the orders of the national defence, under the terms established by commercial contracts in peace-time and with priority in war-time;

                - accomplishment of the respective mobilisation requirements concerning the preparation of the domestic economy and territory for defence in accordance with the provisions of the Law no. 78/1995;

                - assurance of the protection of the personnel specialised in military technique production in accordance with the provisions of the Law no. 78/1995.

8.12 The Buyer and the Seller will accomplish all the legal provisions to register the modifications made in the Company's Statute at the Registry of Commerce.

CHAPTER 9 SHARE ASSIGNMENT

        The Buyer undertakes not to assign to third parties all or a part of the shares bought from the Seller and not to transfer the present Contract to a third party, until the complete fulfilment of all commitments undertaken by the present Contract, without the prior written consent of the Seller.

        In case that shares of the company are assigned without affecting the Buyer's majority holding position, or if the assignment is made to an affiliated company, this assignment will be preceded only by a notification to the Seller

CHAPTER 10 NULLITY

        If any of the clauses of the within Contract is declared null and void, the remaining provisions of the Contract shall not be thereby affected. The parties agree that any clause declared to be null and void should be replaced by another clause, in keeping as much as possible with the meaning of the Contract

CHAPTER 11 FORCE MAJEURE

11.1 Any unforeseen and unavoidable circumstance, independent of the will of the parties, which arises after the signing of the Contract and impedes the execution thereof, shall be considered Force Majeure and shall exonerate of responsibility the party which invokes it.

11.2 Force Majeure clauses are such circumstances as: war, revolution, earthquake, floods, embargo.

11.3 The party who invokes the Force Majeure must notify to the other within 5 days from the date when the circumstance arises and to communicate the evidence thereof within 15 days from that date. The party is also compelled to notify the date of the cessation of the Force Majeure case within 5 days.

11.4 In case of failing to notify, in accordance with the conditions and within the deadlines herein above provided for, the commencement and the cessation of the Force Majeure case, the party claiming the Force Majeure shall bear all the damages caused to the other party by such failure.

11.5 If the Force Majeure case and/or the effects thereof require to suspend the execution of this Contract on a period that exceeds 6 months, the parties shall meet within no


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        more than 10 days from the date when such period elapsed, in order to agree either upon the performance of this Contact or on the cancellation thereof.

CHAPTER 12 LITIGATION

        The Seller and the Buyer hereby agree that the disputes deriving from the interpretation and performance of this Contract, which cannot be settled on an amiable way, be subject to the International Chamber of Commerce - Paris arbitration.

CHAPTER 13 OTHER CLAUSES

        If within a 6 month period from Contract signing date the Buyer notes that there are material differences (that might have influenced Buyer's will at the moment of Contract signature) between the information presented by the Seller in the Presentation File and in the annexes to this Contract (information that were taken into consideration by the Buyer for the bid and for the Contract signature) and the actual status, the Buyer is entitled to require the remedy of the damages through negotiation, if any of the damages exceeds USD 100,000.

CHAPTER 14 THE APPLICABLE LAW

        The Romanian law governs this Contract.

CHAPTER 15 MISCELLANEOUS CLAUSES

15.1 The present Contract with its Annexes contains all the agreements of the parties and cancels any prior agreement or understanding regarding its object.

15.2 No modification of the present Contract or its Annexes shall become effective or in force unless made in written and signed by or in behalf of the parties.

15.3 The modification of the contractual clauses will be settled by mutual agreement through Additional Acts.

15.4 This Contract has the value of an Assignment of Shares, in accordance with the Article 98, paragraph 1 of the Law regarding the commercial companies, no. 31/1990, republished.

15.5 All costs related to the extra-investigation works or specific expert's reports, whose execution is required by the Buyer, are in his charge.

15.6 This Contract will come into effect on its signing date by the contracting parties.

15.7    Annexes no. 1-7 are integral part of the present Contract.

15.8.   Notifications

15.8.1 All notifications and communications addressed to any party shall be made in writing in Romanian and will be transmitted to addresses specified hereunder or to another address beforehand indicated.

        For the Seller:   STATE OWNERSHIP FUND
                          Executive General Manager
                          Mr. Alin GIURGIU

                          Strada Stavropoleos nr. 6, code 79206
                          sector 3, Bucharest, ROMANIA,


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        For the Buyer:    BRITTEN NORMAN LIMITED
                          Chief Executive Officer
                          Mr. Paul BARTLETT
                          Bembridge, Isle of Wight, UNITED KINGDOM
                          P035 5 PR

15.8.2 Notifications will be considered correctly executed on the day of delivery (through registration in the Correspondence Register located at the General Registry - for the Seller and through the signed receipt - for the Buyer), if (a) have been delivered personally or by courier or
        (b) on receipt of the answer in case of transmission by telex or fax or
        (c) on date when signed receipt is received for registered mail transmission - for both parties.

15.9    The present Contract was issued in 2 (two) copies in Romanian and 2
        (two) copies in English.

        If there is a conflict between the Contract terms in the Romanian and English versions, the Romanian version terms will prevail.

Signed on January 29, 1999, in Bucharest.

                 SELLER,                                   BUYER,
          STATE OWNERSHIP FUND                     BRITTEN NORMAN LIMITED
       GENERAL EXECUTIVE DIRECTOR                    EXECUTIVE DIRECTOR


              Alin GIURGIU                              Anil K. MAHAN

            /s/ Alin Giurgiu                          /s/ Anil K. Mahan


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